UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 8, 2008
EMAGEON INC.
(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (205) 980-9222
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     (a) As provided in that certain Agreement, dated June 22, 2008, by and among the Company, Charles A. Jett, Jr. and the OPP Investors (as defined therein) (the “OPP Agreement”), Charles A. Jett, Jr., Douglas D. French and Mylle H. Mangum each resigned from their positions as Directors of Emageon Inc. (the “Company”), effective immediately following the July 8, 2008 meeting of the stockholders of the Company. There were no disagreements with the Company that led to Mr. Jett’s, Mr. French’s or Ms. Mangum’s resignation.
     (d) Also as provided for by the OPP Agreement, Ms. Mangum was elected by the Board of Directors to serve as a Director of the Company with a term expiring in 2009 and the size of the board was reduced to nine (9) members, both effective immediately following the July 8, 2008 meeting of the stockholders of the Company. Augustus K. Oliver and Benner A. Ulrich were elected by the Board of Directors to serve as Directors of the Company with terms expiring in 2010 effective upon the execution of the OPP Agreement on June 22, 2008.
     (e) On July 8, 2008, the Company entered into Amendment No. 1 to the Employment Agreement by and between the Company and Charles A. Jett, Jr. in the form attached hereto. The amendment eliminated the Company’s right to cause Mr. Jett to continue employment with the Company for up to one year after a change in control before Mr. Jett could terminate his employment for “good reason,” and made certain other changes to conform to requirements of Section 409A of the Internal Revenue Code.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to Employment Agreement, dated July 8, 2008, between Emageon Inc. and Charles A. Jett, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ John W. Wilhoite
John W. Wilhoite
Chief Financial Officer and Treasurer

Date: July 11, 2008